Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION INITIATES EXPENSE REDUCTION PROGRAM

TO GENERATE $30 MILLION IN ANNUALIZED SAVINGS

Program Currently Being Implemented with Partial Benefits to Be Realized in Fiscal Year 2009

Mentor, Ohio (March 31, 2008) - STERIS Corporation (NYSE: STE) today announced that it has initiated a program to enhance profitability and improve efficiency by generating annualized operating expense savings of approximately $30 million. As a result of the program, the Company will incur a pre-tax charge of approximately $15 million during the quarter ending March 31, 2008, primarily related to severance benefits and asset write downs. Excluding the charge, the Company reiterated its previously announced earnings range of $1.30 to $1.35 per diluted share for the full fiscal year 2008.

The Company noted that it anticipates realizing approximately 50% to 70% of the identified operating expense savings during its fiscal year ending March 31, 2009 and will provide additional detail on expected fiscal 2009 performance in its earnings announcement scheduled for May 7, 2008.

“While the focus of the Company is centered on meeting the needs of our customers and enhancing our legacy of product quality and innovation, it is important that we re-shape the operating model of the Company to drive profitable growth,” said Walt Rosebrough, president and chief executive officer of STERIS. “Decisions like this are always difficult and we very much appreciate the contributions of those employees who have been affected. However, it is important that we become more disciplined with our overhead expenditure levels, which in recent times have increased at a faster pace than revenues, and focus our resources on ensuring that our customers are well served.”

Under the program, the Company expects to reduce its compensation (salary and benefits) expenditures by reducing management layers, eliminating redundancies and consolidating functions where appropriate. The remaining savings are anticipated to come primarily from a reduction in indirect overhead expenses through the reduced consumption of goods and services and the consolidation of service providers. The Company noted that the program and estimated savings largely reflects a focus on

STERIS Corporation

News Announcement

North American operations but believes that further cost reductions will be identified in international operations.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

# # #

This news release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any level of expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release may adversely impact Company performance, results, or value.